Exhibit 10.1
Sysco Corporation
Annual Incentive Program
Fiscal Year 2024

This SYSCO CORPORATION ANNUAL INCENTIVE PROGRAM (the “Program”) was adopted by the Compensation and Leadership Development Committee (the “Committee”) of the Board of Directors (the “Board”) of Sysco Corporation (the “Company”) pursuant to the Sysco Corporation 2018 Omnibus Incentive Plan (the “Plan”) on July 31, 2023, and shall be effective for the Company’s fiscal year ending June 29, 2024 (the “Program Period”). The Program is designed to recognize and reward performance against established Company-wide and/or divisional or unit financial and strategic targets. Participants are eligible to receive incentive awards based on their individual performance and the performance of the Company. Capitalized terms used, but not otherwise defined herein shall have the meaning ascribed to them in the Plan.

1.Definitions.
(A)Participant: Those persons who are: 1) Senior Officers (as defined in the Committee’s Charter), and 2) other employees of the Company or its subsidiaries designated by the Committee, in its sole discretion. Participants must be hired on or before April 30 of the Program Period, or another date in the sole discretion of the Committee. The Committee may remove a Participant from this Program with or without cause at any time during the Program Period, and the Participant shall not be entitled to any bonus under this Program for the Program Period regardless of when during the Program Period such Participant is removed.
(B)Bonus Target Amount: Participant’s target bonus percentage, as determined by the Committee for the Program Period multiplied by the Participant’s base salary in effect as of the end of the Program Period, subject to pro-ration, in the sole discretion of the Committee, in the event of a change in the Participant’s base salary during the Program Period.
(C)Individual Performance: Participant’s individual performance during the Performance Period with regard to the Company’s financial and strategic goals, as well as the Participant’s individual growth and development goals, in each case as established by the Committee.
(D)Bonus Award: The sum of the Company Business Objectives and the Strategic Business Objectives subject to a modifier for the Participant’s Individual Performance that is payable to the Participant under the Program.
2.Program Design. The terms and conditions of the Program shall be established by the Committee and, among other things, may include two separate categories of performance factors for the Program Period: (i) Company financial or operational objectives (“Company Business Objectives”) and (ii) strategic objectives (“Strategic Business Objectives”). In general, a Participant’s Bonus Award will be based on the Committee’s determination with respect to the achievement of the Company Business Objectives and Strategic Business Objectives, subject to a modifier for the Participant’s Individual Performance. The amount of the payout will be interpolated between threshold, target, and maximum performance levels, unless otherwise determined by the Committee provided, however, that the Committee may determine, in its sole discretion, that no payouts will be made for performance below target performance goals.
3.Calculation of Bonus Award.
(A)Company Business Objectives and Strategic Business Objectives. Each of these components of the Program shall be calculated independently, unless otherwise determined by the Committee, based on actual performance relative to the established targets. If performance for the Program Period with respect to an individual component does not meet threshold, a Participant will not receive any payment with respect to that component for the Program Period. If performance with respect to an individual component for the Program Period is between threshold and maximum, the amount of bonus earned with respect to that component will be determined by the Committee, in its sole discretion, within the date that is sixty (60) days after the end of the Program Period.
(B)Individual Performance Modifier. Attainment of Individual Performance shall be determined by the Committee within sixty (60) days after the end of the Program Period and act as a modifier (based on the scale established by the Committee), which enables the bonus to be modified, positively or negatively.
(C)Committee Discretion. The Committee shall have sole discretion to determine the threshold, target and maximum performance metrics, the Individual Performance modifier scale and the respective payout percentages. Notwithstanding any other provision in the Program to the contrary, the Committee shall have the right, in its sole discretion, to reduce or increase the amount otherwise payable to a Participant based on the Participant’s individual performance or any other factors that the Committee deems appropriate.
(D)General Rules Regarding Annual Incentive Award Calculation.
i.Consistent Accounting. In determining whether or not the results of operations for the Performance Period result in a Bonus Award, Company accounting practices and, except as otherwise modified in this Program, GAAP shall be applied on a basis consistent with prior periods, and such determination shall be based on the calculations made by the Company, approved (in the case of Senior Officers) by the Committee and binding on each Participant. Notwithstanding the foregoing, if there is any material change in GAAP during a Program Period that results in a material change in accounting for the revenues or expenses of the Company, the calculations of the Bonus Award for such Program Period (the “GAAP Change Year”) shall be made as if such change in GAAP had not occurred during the GAAP Change Year. In determining the Bonus Award for the year following a GAAP Change Year, the calculation shall be made after taking into account such change in GAAP.
ii.Maximum Bonus. Subject to Section 6 as to Senior Officers, and notwithstanding any other provision in this Program to the contrary, in no event shall any Participant be entitled to a Bonus Award under this Program in excess of 200% of such Participant’s target incentive for the Program Period.
iii.Tax Law Changes. If the Internal Revenue Code is amended during the Program Period and, as a result of such amendment(s), the effective tax rate applicable to the earnings of the Company (as described in the “Summary of Accounting Policies” section of the Company’s annual report to the Securities and Exchange Commission on Form 10-K) changes during the Program Period, the determination of the Participant’s Company Business Objectives for the Program Period (the “Rate Change Year”) shall be made as if such rate change had not occurred during the Rate Change Year. In determining the Company Business Objectives in the year following the Rate Change Year, the calculation shall be made after taking into account such rate change.
iv.Pro-ration. A Participant’s Bonus Award is subject to pro-ration, in the sole discretion of the Committee, utilizing all events and associated dates on a Participant’s employment record during the relevant Program Period, including any and all changes in base salary (merit, promotion, market adjustment, job change and any other base rate changes), any and all changes in target bonus percentage, any and all changes in Participant eligibility, employment status, or measurement basis.
v.Rehires. If a Participant is terminated for any reason and rehired within the Program Period, only the eligibility from the time of the rehire date forward will be considered for payment under the Program. If the rehire date is after April 30 of the Program Period, or another date in the sole discretion of the Committee, the Participant will not be eligible for a Bonus Award for the Program Period.
4.Payment. Within sixty (60) days following the end of the Program Period, the Company shall determine, and, in the case of Senior Officers, the Committee shall approve, the amount of any Bonus Award earned by each Participant under this Program. Such Bonus Award shall be payable in the manner, at the times and in the amounts provided in the Program, but no later than two and one-half months following the end of the Program Period in which such Bonus Award was earned (the “Payment Date”). To receive payment of the Bonus Award, a Participant must be actively employed by the Company as of the Payment Date except for when Participant’s employment with the Company terminates as a result of death or of a Retirement in Good Standing, which in the United States and Canada, shall mean termination of employment after the date the Participant first (A) reaches age 55 and the Participant has 10 or more years of service with the Company and an Affiliated Company, or (B) reaches age 65, regardless of years of service with the Company and an Affiliated Company; and in all other jurisdictions, retirement as determined by the Committee in its sole discretion. Retirement in Good Standing shall also mean the Participant has not been terminated for cause.
5.Clawback of Bonus. Any and all bonuses or other amounts paid to a Participant pursuant to the Program shall be subject to the Company’s Incentive Payment Clawback Policy, and any clawback policies required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing applicable stock exchange listing standards or rules and regulations thereunder, or as otherwise required by law or regulation.
6.Limitation upon Payments to Senior Officers. Notwithstanding any other provision in this Program to the contrary, in no event shall any Senior Officer be granted a Bonus Award in excess of one percent (1%) of the Company’s earnings before income taxes as publicly disclosed in the “Consolidated Results of Operations” section of the Company’s Annual Report on Form 10-k filed with the Securities and Exchange Commission for the fiscal year ended immediately before the date the applicable Bonus Awards are paid.

7.Confidentiality. The target performance levels and other information constitute confidential information of the Company, subject to the prohibition on disclosure of confidential information under Sysco’s Code of Conduct. Any disclosure of the target performance levels by a Participant prior to the time such target performance levels are disclosed to the public, as determined by the Committee, will result in a forfeiture (which may include a clawback) of such Participant’s Bonus Award for the Program Period.
8.Treatment Upon Change in Control.
(A)Notwithstanding anything to the contrary contained herein, and in lieu of any other payments due hereunder other than pursuant to this Section 8, within ninety (90) days following the date on which a Change in Control has occurred, each person who was a Participant at the time of the Change in Control shall be paid a Bonus Award hereunder, equal to the following (subject to reduction in the case of certain severance payments, as set forth below): the product of (i) a fraction equal to the number of days in the Performance Period in which the Change in Control occurs up to and including the date of the Change in Control divided by the total number of days in the Program Period, and (ii) the Bonus Award that would have been paid under this Program, calculated using a performance goal equal to the product of (x) performance through and including the end of the most recently completed fiscal quarter occurring prior to and in the same Performance Period as the Change in Control (the “Measurement Date”), calculated in accordance with GAAP, if applicable, and (y) a fraction, the numerator of which is the total number of days in the Program Period, and the denominator of which is the number of days in such Performance Period up to and including the Measurement Date.
(B)In addition to any Bonus Award paid or payable pursuant to Section 8(A), any Participant who remains in the employ of the Company or any Affiliated Company on the last day of the Performance Period in which a Change in Control occurs shall be entitled to receive, in cash, within ninety (90) days after the end of the Performance Period, an amount equal to the positive difference, if any, between (i) the Bonus Award that would have been paid to the Participant for such Performance Period under the Program as in effect on the date of the Change in Control, using the actual performance for the entire Performance Period, and (ii) the amount paid pursuant to Section 8(A).
(C)Notwithstanding the foregoing, with respect to any Participant who is a party to a severance agreement with the Company or an Affiliated Company, the Bonus Award paid pursuant to this Section 8 shall be reduced, but to not less than zero, by the amount of any payment pursuant to such Participant’s severance agreement that is determined or calculated with respect to payments received or to be received under this Program.

9.Program Administration.
(A)Committee. The authority to manage the operation of and administer the Program shall be vested in the Committee. The Committee’s administration of the Program shall be subject to the following:
i.The Committee will have authority and discretion to select from among the eligible Participants those persons who shall receive Bonus Awards and to establish the terms, conditions, performance criteria, restrictions, and other provisions under the Program.
ii.The Committee will have the authority and discretion to interpret the Program, to establish, amend, and rescind any rules and regulations relating to the Program, to determine the terms and provisions of any agreement made pursuant to the Program, and to make all other determinations that may be necessary or advisable for the administration of the Program.
iii.Any interpretation of the Program by the Committee and any decision made by it under the Program is final and binding on all persons.
iv.In managing the operation of and administering the Program, the Committee shall take action in a manner that conforms to the Certificate of Incorporation and Bylaws of the Company, and applicable state corporate law.
(B)Delegation of Authority. The Committee shall exercise full authority to make final determinations with respect to Bonus Awards granted under the Program to Senior Officers. However, pursuant to Section 2.3 of the Plan, the Committee, in its discretion, may delegate authority under this Program, including, but not limited to the authority to determine the target, minimum and maximum performance levels applicable to Participants and the related payments to Participants who are not Senior Officers.
10.Program Operation.

(A)Tax Withholding. All payments made under the Program are subject to withholding of all applicable taxes.
(B)Limitation of Implied Rights.
i.The Program shall at all times be unfunded and neither a Participant nor any other person shall, by reason of participation in the Program, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Program. Nothing contained in the Program and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. A Participant shall have only a contractual right to the amounts, if any, payable under the Program, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Program shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.
ii.The Program does not constitute a contract of employment or service, and selection as a Participant will not give any participating employee, or non-employee director the right to be retained in the employ or service of the Company or any Subsidiary, nor any right or claim to any benefit under the Program, unless such right or claim has specifically accrued under the terms of the Program.
iii.The Company voluntarily establishes the Program, it is discretionary in nature, and it may be terminated or amended by the Board at any time.
iv.Participation in the Program is voluntary and occasional and does not create any contractual or other right to participate in this or future programs or to receive benefits in lieu of participation, even if similar programs have been offered repeatedly in the past.
v.For purposes of the Program, unless otherwise specified by the Committee, a Participant's employment will be considered terminated as of the date the Participant is no longer actively providing services to the Company or any Affiliated Company (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and unless otherwise determined by the Committee, the Participant’s right to earn any portion of the Bonus Award under the Program, if any, will terminate as of such date and will not be extended by any notice period or period during which the Participant is in receipt of pay in lieu of such notice or severance pay (e.g., the Participant’s period of service would not include any contractual, statutory or common law notice period or period during which the Participant is in receipt of pay in lieu of such notice or severance pay, or any period of “garden leave”, or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the Program (including whether the Participant may still be considered to be employed while on a leave of absence).
vi.The Program shall be governed by, and construed in accordance with, the laws of the State of Texas, except to the extent that the General Corporation Law of the State of Delaware shall be specifically applicable.
11.Section 409A. Notwithstanding anything in this Program to the contrary, if required by Section 409A of the Code, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code and if payment of any Bonus Award under this Program is required to be delayed for a period of six months after “separation from service” within the meaning of Section 409A of the Code, payment of such Bonus Award shall be delayed as required by Section 409A of the Code, and the accumulated amounts with respect to such Bonus Award shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Participant dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the Participant’s beneficiary within sixty (60) days after the date of the Participant’s death. For purposes of Section 409A of the Code, each payment under the Program shall be treated as a separate payment. In no event shall a Participant, directly or indirectly, designate the calendar year of payment. To the extent that any provision of the Program would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Program to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. Notwithstanding anything in the Program, each Participant shall be solely responsible for the tax consequences under the Program, and in no event shall the Company have any responsibility or liability if a Bonus does not meet any applicable requirements of Section 409A of the Code.
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